Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
VodafoneZiggo Group Holding B.V.

We consent to the incorporation by reference in the registration statements (Nos. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-205542 and 333-205543) on Form S-8 of Liberty Global plc of our reports dated March 27, 2019, with respect to the consolidated balance sheets of VodafoneZiggo Group Holding B.V. and its subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, owners’ equity and cash flows for the years ended December 31, 2018, 2017 and 2016, and the related notes to the consolidated financial statements, which reports appear in the December 31, 2018 annual report on Form 10‑K/A of Liberty Global plc.
Our report dated March 27, 2019, on the consolidated financial statements as of December 31, 2018, includes an emphasis-of-matter paragraph related to the Company’s change in accounting principles due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG Accountants N.V.
Amstelveen, The Netherlands
March 27, 2019